EXHIBIT 99.1

Ceragenix Announces Promising Antimicrobial Coating Data

DENVER—Ceragenix Pharmaceuticals, Inc. (OTCB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology today announced that recent in vitro testing has shown that its Cerashield™ antimicrobial coating applied to endotracheal tube segments was able to completely prevent bacterial adhesion and biofilm formation in a 14 day continuous challenge with 10E6 of Pseudomonas aeruginosa.

In this test procedure, both uncoated and Cerashield™ coated tube segments were exposed to daily challenges of 1 million colony forming units per ml of Pseudomonas aeruginosa in nutrient media broth.  The broth was changed on a daily basis and fresh inocula of bacteria were added daily for 14 consecutive days.  On days 7 and 14, uncoated and coated tube segments were removed and evaluated for 1) bacterial adhesion; and 2) biofilm growth.   The uncoated tube segments showed substantial bacterial adherence (over 500,000 Colony Forming Units) and extensive biofilm coverage while the Cerashield™ treated segments showed no bacterial adherence and no biofilm formation.  All assays were run in triplicate. The testing was conducted at Brigham Young University under the supervision of Dr. Paul B. Savage, inventor of the Cerashield™ technology.

According to the US Centers for Disease Control and Prevention, there are over 250,000 cases annually of ventilator associated pneumonia and over 60,000 deaths.  Ventilator associated pneumonia has been shown to be linked to bacterial contamination and biofilm growth on endotracheal tubes which are commonly used in the ICU to help critically ill patients breathe.  It is thought that bacterial growth on the endotracheal tube may serve as a reservoir for bacterial infections.  Among the various bacteria that are known to grow on endotracheal tubes, pseudomonas aeruginosa is one of the most dangerous and difficult to eradicate. Third-party payor costs for treatment of ventilator associated pneumonia are estimated to be in excess of 8 billion dollars annually.

Professor Sean P. Gorman, Head of School of the School of Pharmacy at Queen’s University Belfast, and a member of the Company’s Scientific Advisory Board stated, “Protection of the ventilated patient from life-threatening infection is a priority. These most recent excellent results from Ceragenix show significant promise in, importantly, sustained protection of the endotracheal tube surface from infection by a key pathogen implicated in nosocomial pneumonia.”

Steven Porter, Chairman and CEO of Ceragenix said, “We are very pleased with the outcome of these early tests that have shown the promising capability of our antimicrobial coating for which we won the Frost & Sullivan award this past year.  Given the emerging crisis in mutating bacteria and the resultant hospital derived infections, half of which come from implanted medical devices, a coating that can prevent bacterial colonization of such devices is both timely and critically important.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under its supply and distribution agreement with Dr. Reddy’s Laboratories including but not limited to delivering shelf stable product prior to the planned launch; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or  CEOcast, Inc.

Andrew Hellman

(212) 732-4300

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